[Southern States Power Company, Inc. Letterhead]



                                  August 2, 2002


Via  Edgar
----------


Mr.  John  Reynolds
Mr.  Kurt  Murao
Mr.  Edwin  Adams
U.S.  Securities  and  Exchange  Commission
Division  of  Corporation  Finance
450  Fifth  Street,  N.W.
Mail  Stop  0304
Washington,  D.C.  20549-0404

     RE:     SOUTHERN  STATES  POWER  COMPANY,  INC.  (THE  "COMPANY")
             REGISTRATION  STATEMENT  ON  FORM  SB-2
             FILE  NO.:  333-86726

Ladies  and  Gentlemen:

     After reviewing the comments issued by the Commission, the Company has elected to withdraw its Registration Statement on Form SB-2 until further notice.

     You are hereby advised that the Company has not sold or solicited for sale any of the shares of Common Stock included in the registration statement.

     Thank  you  for  your  time  and  attention  to  this  matter.


                                    Very  truly  yours,

                                    /s/ Harrison McCoy III
                                    ______________________
                                    Harrison  McCoy III
                                    President & CEO